Exhibit 99.1

FiEE, Inc. Announces Third Quarter 2026 Unaudited Financial Results

Revenue for the First Nine Months of 2026 Surged 382.1% Year-on-Year to Approximately $9.6 Million

Profit Turnaround for the First Nine Months of 2026 with Net Income of $3.6 Million

Osaka, Japan – November 13, 2026 – FiEE, Inc. (NASDAQ:FIEE) (“FiEE,” the “Company,” “we,” “our,” or similar terms), a technology company that leverages IoT, connectivity, and AI to deliver SaaS solutions for content creation and brand management, along with phygital art advisory services that connect artists, collectors, and brands, today announced its unaudited financial results for the three and nine months ended September 30, 2026.

Operational and Financial Highlights for the Nine Months Ended September 30, 2026

●	Revenue surged 382.1% year-on-year to approximately $9.6 million for the nine months ended September 30, 2026, compared to $2.0 million in the same period of 2025. The increase in revenue primarily reflects the Company’s strategic transition from legacy hardware operations to SaaS solutions, with a new business model focusing on integrating AI and big data into content creation and brand management, along with the successful expansion into multiple new business lines, including SaaS – MCN digital services, software services, phygital art advisory services (currently, digital authentication services), and other services, most of which experienced rapid growth following their launch.

○	As of September 30, 2026, FiEE had onboarded 939 customers for its SaaS – MCN digital services, representing total service fees of $9.2 million, of which $9.0 million had been recognized as revenue on a cumulative basis. During the nine months ended September 30, 2026, we recognized $3.7 million in revenue from this business.

○	As of September 30, 2026, FiEE had secured contracts totaling $4.1 million for software services. We recognized $2.3 million in software services revenue during the nine months ended September 30, 2026, under the applicable over-time or point-in-time revenue recognition model. The number of software services customers increased by one from June 30, 2026, bringing the total to 32 as of September 30, 2026.

○	For the nine months ended September 30, 2026, the Company’s phygital art advisory services generated revenue of $3.5 million, compared to $0 for the same period in 2025. These services had served a total of five corporate clients and 601 individual clients, with related accounts receivable of $2.2 million.

●	Gross profit was approximately $7.3 million, compared to $1.6 million in the same period of 2025. The increase in gross profit was attributable to higher revenue during the period. Gross margin decreased to 76.3% for the nine months ended September 30, 2026, from 83.0% in the same period of 2025. The expansion of our MCN digital services, software services, and phygital art advisory services has changed our revenue mix and cost structure, while higher amortization costs included in cost of revenues also contributed to the decrease in consolidated gross margin during the period.

●	Net income was approximately $3.6 million, representing a turnaround from a net loss of $1.3 million in the same period of 2025.

Operational and Financial Highlights for the Three Months Ended September 30, 2026

●	Revenue was approximately $2.6 million, compared to $1.9 million for the three months ended September 30, 2025.

●	Gross profit was approximately $1.9 million, compared to $1.6 million for the three months ended September 30, 2025.

●	Net income was approximately $1.1 million, representing a turnaround from a net loss of $0.3 million for the three months ended September 30, 2025.

Rafael Li, Chief Executive Officer and President of FiEE, commented, “We delivered solid financial results during the period and made meaningful progress in building a more diversified, scalable digital services platform. By expanding our AI-driven content offerings, phygital art advisory services, and software services, we continued to strengthen our market position and open up new avenues for growth. We were also pleased with the success of our recent art exhibition and collector engagement, which highlighted the increasing value of connecting creators, audiences, and collectors through our ecosystem.”

Mr. Li added, “Building on this foundation, including our recently completed art exhibition, we have begun generating revenue across art advisory, acquisition assistance, exhibition services, post-transaction support, and MCN brokerage services, and expect this momentum to continue. We are excited about what this means for our creator ecosystem, as these services have given creators a platform to showcase their work and a direct line to collectors who value their work. By broadening our services and deepening engagement with our community of creators and collectors, we believe we can further expand our market reach, scale our platform, and deliver sustainable, long-term value to our stockholders.”

Financial Results for the Nine Months Ended September 30, 2026

Revenue was approximately $9.6 million, compared to $2.0 million in the same period of 2025.

		Nine Months Ended September 30,		%
		2026	2025	change
Revenues		$	$	YoY
Services
●	SaaS – MCN digital services	3,674,774	1,797,314	104.5%
●	Software services	2,305,473	187,346	1,130.6%
●	Phygital art advisory services – Digital authentication	3,543,862	-	N/A
●	Others	43,744	-	N/A
Total		$9,567,853	$1,984,660	382.1%

Gross profit was approximately $7.3 million, compared to $1.6 million in the same period of 2025.

Gross margin was 76.3%, compared to 83.0% in the same period of 2025. The decrease primarily reflected higher amortization costs included in cost of revenues.

Operating expenses were approximately $3.5 million, representing an increase of 26.0% from $2.8 million in the same period of 2025.

●	Selling and marketing expenses were approximately $0.5 million, as compared to $0.05 million in the same period of 2025. The increase was primarily due to the Company’s business transformation and share-based compensation expense in connection with equity awards granted in May 2026 under our 2025 Equity Incentive Plan. The expenses incurred during the nine months ended September 30, 2026, primarily reflected costs related to the expansion of our four core business lines (SaaS – MCN digital services, software services, phygital art advisory services, and other services), as well as corporate branding initiatives.

●	General and administrative expenses were approximately $2.9 million, compared to $2.7 million in the same period of 2025. The increase reflected higher share-based compensation expense, legal and audit fees, and other fees.

●	Research and development expenses were approximately $0.1 million, as compared to $0.05 million in the same period of 2025. The increase primarily reflected ongoing enhancements and optimizations to our system during the respective periods.

Operating income was approximately $3.8 million, marking a turnaround from a loss of $1.1 million for the nine months ended September 30, 2025.

Net income was approximately $3.6 million, representing a turnaround from the $1.3 million loss for the nine months ended September 30, 2025.

Diluted earnings per common share was $0.24, compared to a diluted loss per common share of $0.25 for the nine months ended September 30, 2025.

About FiEE, Inc.

FiEE, Inc. (NASDAQ:FIEE), formerly Minim, Inc., was founded in 1977. The Company has a historical track record of delivering a comprehensive WiFi/Software as a Service platform in the market. After years of development, FiEE made the strategic decision to transition to a Software First Model, rebranding itself as a technology company leveraging its expertise in IoT, connectivity, and AI to improve artwork circulation, as well as engagement with artists and collectors.

Notably, FiEE has introduced its innovative Software as a Service solutions, which integrate its AI and data analytics capabilities into content creation and brand management. Building on its established pool of KOLs and artist network, FiEE further extended its offerings to phygital art advisory services, providing a platform for artists, collectors, and brands to connect through exhibitions and other value-added services.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral, or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to (i) the future financial position and results of operations of the Company, (ii) our ability to successfully implement our strategic business transformation and expand our AI-driven content offerings, software services, and phygital art advisory services, (iii) our expectations regarding the commencement of revenue generation from art advisory, acquisition assistance, exhibition services, post-transaction support, and MCN brokerage services, (iv) our ability to broaden our service offerings and deepen engagement with creators and collectors, (v) our ability to expand our market reach and scale our digital services platform and creator ecosystem, and (vi) our long-term growth objectives and opportunities and our ability to deliver sustainable, long-term value to our stockholders.

By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q, or other subsequent filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

For investor and media inquiries, please contact:

Email: fiee@dlkadvisory.com

FIEE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash	$5,226,422	$3,084,461
Accounts receivable	4,575,896	2,110,715
Other receivables, net	673,117	1,217,692
Prepaid expenses and other current assets	980,379	199,309
Total current assets	11,455,814	6,612,177

Property, equipment and software, net	843,140	366,439
Intangible assets, net	2,571,604	3,529,835
Operating lease right-of-use assets, net	-	31,004
Goodwill	24,990	-
Deferred tax assets	27,102	-
Other assets	361,896	231,680
Total assets	$15,284,546	$10,771,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$355,246	$511,206
Contract liabilities	101,896	1,497,721
Accrued expenses and other current liabilities	972,346	1,169,737
Income tax payable	1,017,006	972,743
Current maturities of operating lease liabilities	-	30,350
Total current liabilities	2,446,494	4,181,757
Total liabilities	2,446,494	4,181,757

Commitments and Contingencies

Stockholders’ equity
Preferred Stock	1,639,779	1,639,779
Common Stock	85,286	79,341
Additional paid-in capital	103,207,291	100,500,280
Accumulated deficit	(92,037,851)	(95,621,579)
Accumulated other comprehensive loss	(6,580)	(8,443)
Total stockholders’ equity attributable to parent	12,887,925	6,589,378
Non-controlling interests	(49,873)	-
Total stockholders’ equity	12,838,052	6,589,378
Total liabilities and stockholders’ equity	$15,284,546	$10,771,135

FIEE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$2,620,524	$1,939,542	$9,567,853	$1,984,660
Cost of revenues	692,543	291,739	2,272,094	336,419
Gross profit	1,927,981	1,647,803	7,295,759	1,648,241

Operating expenses:
Selling and marketing	171,113	32,349	457,766	49,160
General and administrative	960,441	1,716,060	2,895,476	2,660,300
Research and development	43,962	-	119,775	47,419
Total operating expenses	1,175,516	1,748,409	3,473,017	2,756,879

Operating income (loss)	752,465	(100,606)	3,822,742	(1,108,638)

Other income (expense):
Interest income (expense), net	200	(3,246)	297	(8,673)
Foreign currency exchange income (loss)	(2,717)	(8,948)	25,835	(9,079)
Other, net	680	-	27,710	-
Total other income (expense)	(1,837)	(12,194)	53,842	(17,752)

Income (loss) before income taxes	750,628	(112,800)	3,876,584	(1,126,390)

Income tax expense (benefit)	(365,513)	140,185	298,213	140,185

Net income (loss)	$1,116,141	$(252,985)	$3,578,371	$(1,266,575)
Attributable to noncontrolling interests	(4,875)	-	(5,357)	-
Net income (loss) attributable to owners of parent	$1,121,016	$(252,985)	$3,583,728	$(1,266,575)
Allocation to participating preferred stock	(307,762)	-	(1,002,586)	-
Net income (loss) attributable to common stockholders	$813,254	$(252,985)	$2,581,142	$(1,266,575)

Basic earnings (loss) per common share	$0.10	$(0.04)	$0.31	$(0.25)
Diluted earnings (loss) per common share	$0.08	$(0.04)	$0.24	$(0.25)

Weighted-average number of common shares outstanding:
Basic	8,528,598	6,295,961	8,309,153	5,037,981
Diluted	10,598,124	6,295,961	10,566,371	5,037,981

Net income (loss)	$1,116,141	$(252,985)	$3,578,371	$(1,266,575)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	33,849	34	1,863	1,996
Total comprehensive income (loss)	$1,149,990	$(252,951)	$3,580,234	$(1,264,579)